Coty Inc. Completes Acquisition of Bourjois Cosmetics Brand from CHANEL

NEW YORK and PARIS, April 1, 2015 – Coty Inc. (NYSE: COTY) and CHANEL announced today that Coty has completed its acquisition of the Bourjois cosmetics brand from CHANEL for a consideration of approximately 15.43 million shares of Coty’s Class A Common Stock.

Bourjois has a portfolio of color cosmetic products that are sold through approximately 23,000 points of sale in more than 50 countries around the world, with leading positions in some of the most attractive markets for color cosmetics, such as Western Europe, the Middle East and Asia. Bourjois was founded in 1863, by French actor Joseph-Albert Ponsin, who developed a line of color cosmetics for his fellow actors.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These forward-looking statements reflect Coty’s current views with respect to the completion of the Bourjois acquisition. These forward-looking statements are generally identified by words or phrases, such as “opportunity,” “potential,” “could,” “intend,” “will,” “would” and similar words or phrases. Actual results may differ materially from the results predicted due to risks and uncertainties including inaccuracies in our assumptions in evaluating the transaction, difficulties in integrating the Bourjois cosmetics brand into Coty and other difficulties in achieving the expected benefits of the transaction. More information about potential risks and uncertainties that could affect Coty’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and other periodic reports Coty has filed and may file with the Securities and Exchange Commission from time to time. Coty assumes no responsibility to update forward-looking statements made herein or otherwise.

About Coty Inc.

Coty is a leading beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2014. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such global brands as adidas, Calvin Klein, Chloe, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

About Bourjois

Beauty with French accent since 1863! This is the motto of Bourjois, a French company that operates in more than 50 countries. The brand has been distributing for more than 150 years, original, creative, and whimsical products, which make the famous Parisian chic accessible to all women in the world.

For more information

COTY

Investor Relations
Kevin Monaco, 212-389-6815

Media
Jessica Baltera, 212-389-7584

CHANEL

Media
Kathrin Schurrer, kathrin.schurrer@chanel-corp.com